Exhibit 99.1

Merck & Co., Inc. Signs Novel Research and Drug Development

Agreement with FoxHollow Technologies

Deal Marks the First Pharmaceutical-Medical Device Partnership Aimed at

Identifying Cardiovascular Biomarkers for Use as Diagnostics and as Tools for

Drug Development

WHITEHOUSE STATION, NJ and REDWOOD CITY, CA – Sept. 14, 2005 – Merck & Co., Inc. and FoxHollow Technologies announced today the formation of a novel pharmacogenomics collaboration. The collaboration will focus on analyzing atherosclerotic plaque removed from patient arteries as a means of identifying new biomarkers of atherosclerotic disease progression for use in the development of cardiovascular compounds in Merck’s pipeline.

The agreement includes a research collaboration of up to three years. As part of the collaboration, FoxHollow will provide exclusive access to atherosclerotic plaque samples collected from patients who have cardiovascular disease and have been treated with the SilverHawk™ Plaque Excision System. The SilverHawk System is a minimally invasive catheter system used to remove atherosclerotic plaque, which blocks blood flow in the arteries. The device is used to treat peripheral arterial disease, a condition that affects 12 million Americans and can lead to severe, debilitating leg pain, and possibly, amputation.

Merck’s responsibilities include analyzing the collected plaque samples to identify biomarkers and profiling compounds using these biomarker platforms.

“We currently assess risk of heart disease using blood markers such as cholesterol, blood pressure, blood sugar and CRP, but none of these provides a direct view of the immediate cause of disease which is atherosclerotic plaque.” said Richard Pasternak, M.D., Vice President Clinical Research at Merck. “Our collaboration with FoxHollow has the potential to provide insight on cardiovascular disease and to accelerate development of novel drugs for this widespread health issue.”

Under the terms of the agreement, Merck will make initial cash payments of $9 million to FoxHollow to cover the first year of the collaboration. If Merck elects to continue the collaboration, then it will pay FoxHollow additional payments of up to $31 million in the following two years. FoxHollow will also receive milestone payments and royalties based upon achieving program objectives.

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“It is our greatest hope and expectation that this partnership will lead to a more precise understanding of cardiovascular disease, and result in innovative new medicines that are specific for an individual patient” said John Simpson, Ph.D., M.D., Chairman of the Board of FoxHollow Technologies. “As an undisputed leader in advancing cardiovascular medicine, Merck is the best possible partner for this collaboration. We are thrilled to be a part of such a groundbreaking exploration of a disease area that remains little understood and significantly undertreated.”

About Merck

Merck & Co., Inc. is a global research-driven pharmaceutical company dedicated to putting patients first. Established in 1891, Merck discovers, develops, manufactures and markets vaccines and medicines in more than 20 therapeutic categories. The Company devotes extensive efforts to increase access to medicines through far-reaching programs that not only donate Merck medicines but help deliver them to the people who need them. Merck also publishes unbiased health information as a not-for-profit service. For more information, visit www.merck.com.

Merck’s Forward Looking Statement

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Merck’s business, particularly those mentioned in the cautionary statements in Item 1 of Merck’s Form 10-K for the year ended Dec. 31, 2004, and in its periodic reports on Form 10-Q and Form 8-K, which the company incorporates by reference.

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About FoxHollow Technologies, Inc.

FoxHollow Technologies, Inc. (NASDAQ: FOXH) cannot provide any assurance that the clinical results announced above will be replicated at other hospitals in the future. FoxHollow develops and markets minimally invasive plaque excision devices for the treatment of peripheral artery disease (PAD). An estimated 12 million people in the U.S. are thought to suffer from PAD with 2.5 million patients currently diagnosed. PAD results from plaque that accumulates in the arteries and blocks blood flow in the legs. These blockages can result in severe pain for patients and very limited physical mobility. The SilverHawk System is a minimally invasive method of removing the obstructive plaque and restoring blood flow to the legs and feet. For more information, please visit our website at www.foxhollowtech.com.

Press Contacts:

Merck & Co., Inc.	FoxHollow Technologies, Inc.

Amy Rose	Leslie Trigg
(908) 423-6537	(650) 421-8539

Investor Contact:

Merck & Co., Inc.	FoxHollow Technologies, Inc.

Amy Rose	Duke Rohlen
(908) 423-6537	(650) 421-8449

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